Exhibit 10(a)

NET PERCEPTIONS, INC.
7700 France Avenue South
Edina, Minnesota 55435

                     September 24, 2003

Thomas M. Donnelly
6491 Nez Perce Road
Chanhassen, Minnesota 55317

RE: Retention/Incentive Bonus Payments

Dear Tom:

     In recognition of the expansion of your duties, and your increasingly critical role in the efforts of Net Perceptions, Inc. (the “Company”) to provide additional value to stockholders, and to resolve the Company’s future in the near term, we hereby confirm the Company’s agreement with you as set forth herein.

     1. Base Salary. Pursuant to resolutions duly adopted by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), effective January 1, 2003, your annual base salary shall be increased to $225,000, and shall not be decreased during your employment without your prior written consent.

     2. Retention Bonus. The Company will pay you, as a retention bonus, a lump sum cash payment of $112,500, less applicable withholding (the “Retention Bonus”), payable at such time as the Board or the Committee deems appropriate, but in no event later than January 2, 2004, provided you have remained the Company’s President and Chief Financial Officer through December 31, 2003 unless, prior to such date your employment as the Company’s President and Chief Financial Officer shall have been terminated by the Company without Cause (as defined in the Company’s Change in Control Severance Plan attached as Exhibit A hereto), in which event the Retention Bonus shall be payable immediately upon such termination.

     3. Performance-Based Bonus. In addition to the Retention Bonus, you shall be entitled to receive a lump sum payment in an amount determined by the Board or the Committee, in its sole discretion, up to 50% of your current annual base

Thomas M. Donnelly
September 24, 2003

salary (after giving effect to paragraph 1 above), less applicable withholding (a “Performance-Based Bonus”), payable at such time as the Board or the Committee deems appropriate, but in no event later than the earlier of (A) consummation of the acquisition of the entire equity interest in the Company or (B) the time immediately prior to the filing by the Company with the Secretary of State of the State of Delaware of a Certificate of Dissolution with respect to the Company pursuant to a Plan of Dissolution and Liquidation which has been approved and adopted by the Company’s stockholders (the earlier of (A) or (B) being referred to as the “Performance-Based Bonus Final Payment Time”); provided that payment of a Performance-Based Bonus shall be contingent upon a determination by the Board or the Committee that your performance in 2003 merits such Performance-Based Bonus, particularly your performance resulting in significant steps being taken toward realizing additional value for the Company’s stockholders, which steps may include, without limitation, enhancement of the Company’s net cash position through asset sales or licenses, or through other transactions or settlements of significant Company obligations or liabilities (it being understood that such determination may be made by the Board or the Committee at any time prior to the Performance-Based Bonus Final Payment Time).

     4. No Limitation of Other Rights. The payments provided for herein are in addition to, and not in lieu of, the payments and benefits to which you may be or become entitled to under the letter agreement dated November 9, 2001 between you and the Company or any Company benefit plan in which you participate.

     5. Successors. The terms of this letter shall be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation or other entity with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

     6. Amendment. The terms of this letter may be amended, modified, superseded or canceled only by a written instrument executed by both parties hereto.

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Thomas M. Donnelly
September 24, 2003

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter and returning it to the Company at the address set forth above.

Very truly yours,

NET PERCEPTIONS, INC.

By:	/s/ John F. Kennedy
John F. Kennedy
Chairman of the Compensation Committee of the Board of Directors

Accepted and Agreed:

/s/ Thomas M. Donnelly
Thomas M. Donnelly

Dated: September 24, 2003